EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER FISCAL 2018 FINANCIAL RESULTS

•	Fourth quarter net revenues of $122.3 million, up 21.4%, compared to net revenues of $100.8 million for the same period of fiscal 2017.
•

Fourth quarter net income of $2.1 million, or $0.17 per diluted share (which includes a charge of $1.0 million, or $0.08 per diluted share, due to the impact of Tax Cuts and Jobs Act and other special charges).  Excluding the special charge impacts, fourth quarter net income was $3.1 million, or $0.25 per diluted share, compared to net loss of $(3.7) million, or $(0.30) per diluted share, for the same period of fiscal 2017.

•	Fiscal 2018 net revenues of $435.3 million, up 10.2%, compared to net revenues of $395.2 million during fiscal 2017.
•

Fiscal 2018 net loss of $(21.8) million, or $(1.75) per diluted share, for fiscal 2018 (which includes a charge of $20.9 million, or $1.68 per diluted share, due to the impact of Tax Cuts and Jobs Act and other special charges).  Excluding the special charge impacts, fiscal 2018 net loss of $(0.9) million, or $(0.07) per diluted share,  compared to net loss of $(10.2) million, or $(0.83) per diluted share, for fiscal 2017.

•

Backlog of $216.0 million at September 30, 2018, an increase of $38.7 million, or 21.8%, from $177.3 million at September 30, 2017, and a decrease of $4.6 million, or 2.1%, from $220.6 million at June  30, 2018.

•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 15, 2018 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year 2018 ended September  30, 2018.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We are pleased with our progress against our short-term profitability improvement goals. We reached five million pounds in the quarter, achieved $122 million in sales and continued the six quarter trend of steady margin expansion. In addition, our volume, cost and pricing focus initiatives are in the early stages of generating bottom line results. While we are encouraged by our progress, our performance is far from where it needs to be. After we complete a major upgrade of the bright annealing furnace this quarter, further improvement is expected in our second quarter and beyond,” said Michael Shor, President and Chief Executive Officer.  “Our full year shipment volume improved significantly in two of our major markets, with aerospace improving by 11%, despite capacity constraints that we are working to resolve, and chemical processing improving by 22%. However, these were offset by the 36% drop in industrial gas turbines. Despite the ongoing weak demand in industrial gas turbines, our goal is simple - continue to improve overall performance through our volume and profitability improvement initiatives.”

 4th Quarter Results

Net Revenues.   Net revenues were $122.3 million in the fourth quarter of fiscal 2018, an increase of 21.4% from $100.8 million in the same period of fiscal 2017. Volume was 5.0 million pounds in the fourth quarter of fiscal 2018, an increase of 6.0% from 4.7 million pounds in the same period of fiscal 2017.  The increase in volume was primarily due to increased demand in the aerospace and chemical processing markets during the fourth quarter of fiscal 2018, partially offset by continued weak demand in the industrial gas turbine market.  The product-sales average selling price was $23.32 per pound in the fourth quarter of fiscal 2018, an increase of 17.8% from $19.80 per pound in the same period of fiscal 2017.  The average product selling price per pound increased as a result of a higher value product mix, which increased the average selling price per pound by approximately $2.41, combined with higher raw material market prices, price increases and other pricing considerations, which increased average selling price per pound by approximately $1.11.

Cost of Sales. Cost of sales was $106.4 million, or 87.0% of net revenues, in the fourth quarter of fiscal 2018 compared to $95.0 million, or 94.3% of net revenues, in the same period of fiscal 2017. Cost of sales in the fourth quarter of fiscal 2018 increased by $11.4 million as compared to the same period of fiscal 2017 primarily due to increased volumes and higher value mix.

Gross Profit /(Loss).  As a result of the above factors, gross profit was $15.9 million for the fourth quarter of fiscal 2018, an increase of $10.2 million from the same period of fiscal 2017, driven by more favorable product mix and a higher level of specialty application projects. Gross margin as a percentage of net revenue increased to 13.0% in the fourth quarter of fiscal 2018 as compared to 5.7% in the same period of fiscal 2017.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.4 million for the fourth quarter of fiscal 2018, a decrease of $0.6 million from the same period of fiscal 2017.  This decrease is attributable to foreign exchange fluctuations of $0.6 million.  Selling, general and administrative expense as a percentage of net revenues decreased to 8.5% for the fourth quarter of fiscal 2018 compared to 10.9% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the fourth quarter of fiscal 2018, similar to the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating income in the fourth quarter of fiscal 2018 was $4.7 million compared to operating loss of $(6.2) million in the same period of fiscal 2017.

Income Taxes.    Income tax expense was $2.3 million in the fourth quarter of fiscal 2018, a difference of $5.0 million from a benefit of $2.7 million in the fourth quarter of fiscal 2017.  The effective tax rate was 52.2% in the fourth quarter of fiscal 2018 compared to 42.6% during the same quarter of fiscal 2017.  The higher tax rate in fiscal 2018 was primarily attributable to the passage of the Tax Cuts and Jobs Act, which had an unfavorable impact of approximately $0.6 million during the fourth quarter of fiscal 2018.

Net Income/(Loss).  As a result of the above factors, net income in the fourth quarter of fiscal 2018 was $2.1 million, an increase of $5.8 million from net loss of $(3.7) million in the same period of fiscal 2017.

Full Year Results

Net Revenues.  Net revenues were $435.3 million in fiscal 2018, an increase of 10.2% from $395.2 million in fiscal 2017, due to an increase in average selling price per pound combined with an increase in volume. The average product selling price was $22.38 per pound in fiscal 2018, an increase of 10.2%, or $2.08, from $20.30 per pound in fiscal 2017. Volume was 18.4 million pounds in fiscal 2018, an increase of 1.6% from 18.1 million pounds in fiscal 2017 with increases in the aerospace, chemical processing and other markets, however the increase was nearly offset by a dramatic drop in industrial gas turbine volumes of 35.9%. The average product selling price per pound increased as a result of higher raw material market prices, price increases and other pricing considerations, which increased average selling price per pound by approximately $1.14, combined with a higher value product mix, which increased the average selling price per pound by approximately $0.94.

Cost of Sales.  Cost of sales was $387.6 million, or 89.0% of net revenues, in fiscal 2018 compared to $365.5 million, or 92.5% of net revenues, in fiscal 2017. Cost of sales in fiscal 2018 increased by $22.1 million primarily due to higher volumes, a higher-value product mix and costs associated with relocating the Lebanon service center to LaPorte as previously announced.

Gross Profit.  As a result of the above factors, gross margin was $47.7 million for fiscal 2018, an increase of $18.0 million from $29.7 million in fiscal 2017.  Gross margin as a percentage of net revenue increased to 11.0% in fiscal 2018 as compared to 7.5% in fiscal 2017.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $47.1 million for fiscal 2018, an increase of $4.7 million, or 11.1%, from $42.4 million in fiscal 2017. The significant drivers of the increase in fiscal 2018 included two events that took place during the third quarter of fiscal 2018.  First, expense of $1.5 million was recorded related to certain legal and due diligence costs incurred in a strategic acquisition initiative that reached late stage negotiations but ultimately did not result in an executed purchase agreement. Second, expense of $1.3 million was recorded related to the retirement of the Company’s Chief Executive Officer.  A portion of the increase in cost was attributable to higher management incentive compensation expense of $1.1 million and $0.5 million of increased bad debt expense.  As a result of the above-mentioned charges, selling, general and administrative expense as a percentage of net revenues increased to 10.8% for fiscal 2018 compared to 10.7% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $3.8 million, or 0.9% of revenue, for fiscal 2018, compared to $3.9 million, or 1.0% of net revenue, in fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in fiscal 2018 was $(3.2) million, compared to operating loss of $(16.5) million in fiscal 2017.

Income Taxes.  Income tax expense was $17.7 million during fiscal 2018, a difference of $24.7 million from a benefit of $7.0 million in the same period of fiscal 2017.  The higher tax expense for fiscal 2018 as compared to fiscal 2017 is primarily attributable to the passage of the Tax Cuts and Jobs Act during fiscal 2018, which required the Company to revalue its deferred tax assets based on the lowering of the statutory tax rate of 35% to 21% (24.5% in fiscal 2018).  The section entitled “Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets” and Note 6 to the consolidated financial statements in the Annual Report on Form 10-K for the year ended September 30, 2018 set forth additional information regarding the impact of the Tax Cuts and Jobs Act.

Net Income/(Loss).  As a result of the above factors, net loss for fiscal 2018 was $(21.8) million (which includes a $20.9 million impact of the Tax Cuts and Jobs Act and other special charges), an increase of $11.6 million from net loss of $(10.2) million in fiscal 2017.

Volumes, Competition and Pricing

In fiscal 2018, volumes into the aerospace market, chemical processing and other markets increased 11.3%, 21.9% and 11.8%, respectively, while volumes into the industrial gas turbine market declined 35.9%. Volumes below the 20-million-pound level (or 5 million pounds per quarter) create a significant margin headwind.  Several initiatives are underway to improve volume levels.  Volume in the fourth quarter of fiscal 2018 improved, and the 5-million-pound level was achieved, together with expansion of margins and profitability.

Product average selling price per pound in fiscal 2018 increased overall within each market with the exception of chemical processing, compared to fiscal 2017.  The decline in the chemical processing product average selling price per pound was related to a higher amount of base-business commodity products.  Several focus initiatives are underway to improve pricing and margins in certain products, especially proprietary alloys and those manufactured on constrained equipment, as well as reducing costs and improving volume levels. These initiatives include effectively utilizing open capacity on major assets and managing mix at constrained assets in order to, among other things, derive a proper return on investment from the $120 million in growth capital the Company has invested since 2012.  In addition, these initiatives include programs designed to take advantage of the Company’s expert technical abilities in delivering innovative products and applications combined with its niche manufacturing and value-added service capabilities to penetrate end markets.

Gross Profit Margin Trend Performance

After hitting extremely low levels in the second half of fiscal 2017, gross margins have improved ending with gross margin in the fourth quarter of fiscal 2018 at $15.9 million and gross margin as a percentage of net sales at 13.0%.  As described above, several focus initiatives are underway to improve margins including improving volumes and pricing, mix management and cost reductions.  The fourth quarter volume was 5.0 million pounds, which was higher than previous quarters and at a level that begins to decrease the headwind of poor absorption of fixed costs.  Gross margin dollars also improved due to better levels of specialty application projects in fiscal 2018 and better pricing levels.

Planned Equipment Outage and Upgrade

The Company is undergoing a significant planned equipment outage and upgrade in the Company’s cold-finishing production area during the first quarter of fiscal 2019.  Certain components of one of the three annealing lines will be down for a planned upgrade which began in mid-October 2018.  The duration is expected to be ten to twelve weeks, with the upgraded annealing line put back into service at the end of December 2018 or early January 2019.  The additional capital expenditure related to this outage is approximately $2.0 million.  This outage is necessary to attain the higher capacity levels expected from the Company’s recent capital investments.  Production levels through the cold-finishing production area before the upgrade were at 13.5 million pounds, and the upgrade is expected to increase capacity to 18.0 million pounds.   This outage is expected to have a significant impact on the Company’s financial results in the first quarter of fiscal 2019, with reduced revenue and reduced profitability to below breakeven.  However, once complete, this line is expected to be one of the key drivers to revenue growth and strengthening profitability over the balance of fiscal 2019.

Backlog

Backlog was $216.0 million at September 30, 2018, a decrease of approximately $4.6 million, or 2.1%, from $220.6 million at June 30, 2018. The backlog dollars decreased during the fourth quarter of fiscal 2018 due to a 5.0% decrease in backlog pounds partially offset by a 3.1% increase in backlog average selling price.  The primary driver for the reduction in backlog was lower order entry which is typical during the summer months especially from the Company’s European customers.  The increase in average selling price is due to a higher-value product mix and higher selling prices in the backlog.

The backlog increased by $38.7 million, or 21.8%, from $177.3 million at September 30, 2017 to $216.0 million at September 30, 2018 due to a 12.5% increase in backlog pounds combined with an 8.3% increase in backlog average selling price.  The increase in backlog pounds was primarily driven by increases in demand in the aerospace, chemical processing and other markets.  This overall increase in backlog underlies management’s optimism for improving financial results going forward.

Capital Spending

Capital spending was $15.0 million and $11.1 million in fiscal 2017 and 2018, respectively, and the forecast for capital spending in fiscal 2019 is approximately $16.0 million.  The $16.0 million of planned capital spending in fiscal 2019 includes the completion of bright-annealing upgrades of approximately $2.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $291.9 million at September 30, 2018, an increase of $32.7 million or 12.6% from $259.1 million at September 30, 2017. This increase of $32.7 million includes an increase in inventory of $28.6 million and accounts receivable of $11.8 million, partially offset by increases in accounts payable and accrued expenses of $7.7 million.  The higher level of inventory is driven by the high backlog levels and higher production levels over the course of fiscal 2018.

Liquidity

During fiscal 2018, the Company’s primary source of cash was cash on‑hand and the revolving credit facility which was temporarily drawn against in the fourth quarter of fiscal 2018, however paid back to zero by September 30, 2018.  At September 30, 2018, the Company had cash and cash equivalents of $9.8 million, inclusive of $7.3 million that was held by foreign subsidiaries in various currencies, compared to $46.3 million at September 30, 2017.

Net cash used in operating activities was $13.7 million in fiscal 2018 compared to net cash provided by operating activities of $13.1 million in fiscal 2017. The cash used in operating activities during fiscal 2018 was driven by increases in controllable working capital (inventory, accounts receivable, accounts payable and accrued expenses) of $32.3 million (excluding the impacts of foreign exchange) compared to cash used of $2.8 million in fiscal 2017, as well as higher pension contributions of $8.8 million as compared to $6.8 million during fiscal 2017.  Additionally, the absence of cash provided in fiscal 2018 from restricted cash contributed to lower cash generated in fiscal 2018 as compared to fiscal 2017 of approximately $5.4 million.   These factors were partially offset by income generated from operations excluding the impacts of expense that do not impact cash such as depreciation and amortization expense, pension expense and income tax expense.

Net cash used in investing activities in fiscal 2018 of $11.1 million was lower than cash used in investing activities in fiscal 2017 of $15.0 million by $3.9 million as a result of lower additions to property, plant and equipment, as the Company’s capacity expansion in sheet manufacturing was completed.

Net cash used in financing activities in fiscal 2018 of $11.5 million included $11.0 million of dividend payments and approximately $0.2 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.  Additionally, during the fourth quarter of fiscal 2018, the Company borrowed $4.2 million from the revolving credit facility which was fully repaid during the quarter.

The Company’s sources of liquidity for fiscal 2019 are expected to consist primarily of cash generated from operations, cash on‑hand and, if needed, borrowings under the U.S. revolving credit facility. At September 30, 2018, the Company had cash of $9.8 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On November 15, 2018, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 17, 2018 to stockholders of record at the close of business on December 3, 2018. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets

On December 22, 2017, the Tax Cuts and Jobs Act (the "Act") was signed into law. Among other changes was a permanent reduction in the federal corporate income tax rate from 35% to 21%, which the Company expects will positively impact the

Company’s future effective tax rate and after-tax earnings in the United States. As a result of the Act, the Company’s blended rate for fiscal 2018 was 24.5%.

As a result of the reduction in the corporate income tax rate, the Company was required to revalue its net deferred tax asset to account for the future impact of lower corporate tax rates on this deferred amount and record any change in the value of such asset as a one-time non-cash charge on its income statement.  This resulted in a discrete tax expense adjustment of $16.6 million, which increased the Company’s reported net loss for fiscal 2018.  Additionally, the Act resulted in the recording of a one-time tax on foreign sourced income which amounted to $2.2 million, for a total impact of $18.8 million, which further increased the Company’s reported net loss for fiscal 2018.

Guidance

Due to the planned outage associated with the upgrade of the bright annealing line, combined with the historical weakness of the first quarter due to holidays and customers delaying deliveries past calendar year-end, the Company is expecting revenues in the first quarter of fiscal 2019 to be lower than the fourth quarter of fiscal 2018, and earnings are expected to be a net loss for the quarter.  However, the Company expects revenue and earnings in the first quarter of fiscal 2019 to be higher than the same period of fiscal 2018.  After the completion of this planned outage in the first quarter, the Company expects the impact of these issues to be alleviated.

Earnings Conference Call

The Company will host a conference call on Friday, November 16, 2018 to discuss its results for the fourth quarter of fiscal 2018.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 16, 2018	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 16th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, December 16th, 2018. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	40446

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2019 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2018.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2018	2017	2018
	(Unaudited)	(Unaudited)
Net revenues	$100,765	$122,313	$395,209	$435,326
Cost of sales	94,992	106,367	365,499	387,648
Gross profit	5,773	15,946	29,710	47,678
Selling, general and administrative expense	10,976	10,371	42,393	47,111
Research and technical expense	980	914	3,855	3,785
Operating income (loss)	(6,183)	4,661	(16,538)	(3,218)
Interest income	(31)	(29)	(186)	(82)
Interest expense	226	231	865	918
Income (loss) before income taxes	(6,378)	4,459	(17,217)	(4,054)
Provision for (benefit from) income taxes	(2,717)	2,329	(7,027)	17,697
Net income (loss)	$(3,661)	$2,130	$(10,190)	$(21,751)
Net income (loss) per share:
Basic	$(0.30)	$0.17	$(0.83)	$(1.75)
Diluted	$(0.30)	$0.17	$(0.83)	$(1.75)
Weighted Average Common Shares Outstanding
Basic	12,403	12,422	12,397	12,420
Diluted	12,403	12,422	12,397	12,420

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except share data)

	September 30,	September 30,
	2017	2018
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,328	$9,802
Accounts receivable, less allowance for doubtful accounts of $620 and $1,130 at September 30, 2017 and September 30, 2018, respectively	61,602	73,437
Inventories	244,457	273,045
Income taxes receivable	—	7,240
Other current assets	2,781	2,825
Total current assets	355,168	366,349
Property, plant and equipment, net	192,556	179,400
Deferred income taxes	58,133	25,454
Other assets	5,107	7,163
Goodwill	4,789	4,789
Other intangible assets, net	6,066	5,539
Total assets	$621,819	$588,694
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,802	$37,140
Accrued expenses	14,108	17,463
Income taxes payable	195	—
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	54,700	62,198
Long-term obligations (less current portion)	7,896	8,443
Deferred revenue (less current portion)	20,329	17,829
Deferred income taxes	1,741	1,919
Accrued pension benefits (less current portion)	90,957	62,072
Accrued postretirement benefits (less current portion)	112,424	103,013
Total liabilities	288,047	255,474
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,544,933 and 12,546,591 shares issued and 12,509,757 and 12,504,478 shares outstanding at September 30, 2017 and September 30, 2018, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	248,733	251,053
Accumulated earnings	159,366	126,588
Treasury stock, 35,176 shares at September 30, 2017 and 42,113 shares at September 30, 2018	(1,646)	(1,869)
Accumulated other comprehensive loss	(72,694)	(42,565)
Total stockholders’ equity	333,772	333,220
Total liabilities and stockholders’ equity	$621,819	$588,694

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2017	2018
Cash flows from operating activities:
Net income (loss)	$(10,190)	$(21,751)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	21,601	22,627
Amortization	496	527
Pension and post-retirement expense - U.S. and U.K.	23,435	14,110
Change in long-term obligations	(15)	(7)
Stock compensation expense	2,109	2,320
Deferred revenue	(7,488)	(2,500)
Deferred income taxes	(10,072)	23,115
Loss on disposition of property	612	250
Change in assets and liabilities:
Restricted cash	5,446	—
Accounts receivable	755	(12,590)
Inventories	(6,982)	(29,905)
Other assets	287	(2,120)
Accounts payable and accrued expenses	3,476	10,220
Income taxes	709	(7,406)
Accrued pension and postretirement benefits	(11,052)	(10,627)
Net cash provided by operating activities	13,127	(13,737)
Cash flows from investing activities:
Additions to property, plant and equipment	(15,006)	(11,085)
Net cash used in investing activities	(15,006)	(11,085)
Cash flows from financing activities:
Revolving credit facility borrowings	—	4,200
Revolving credit facility repayments	—	(4,200)
Dividends paid	(11,009)	(11,013)
Payment for purchase of treasury stock	(266)	(223)
Payments on long-term obligation	(166)	(258)
Net cash used in financing activities	(11,441)	(11,494)
Effect of exchange rates on cash	351	(210)
Increase (decrease) in cash and cash equivalents:	(12,969)	(36,526)
Cash and cash equivalents:
Beginning of period	59,297	46,328
End of period	$46,328	$9,802

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2018	2017	2018
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net income (loss), as reported	$(3,661)	$2,130	$(10,190)	$(21,751)
Net income (loss) per diluted share, as reported	$(0.30)	$0.17	$(0.83)	$(1.75)

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	—	(1,549)	—	16,633
Transition tax	—	2,170	—	2,170
Adjustments recorded within tax provision	—	621	—	18,803

Strategic Acquisition Activity Costs (after-tax)	—	105	—	1,106
CEO Transition (after-tax)	—	202	—	927
Other	—	30	—	30
Total Adjustments	—	958	—	20,866
Adjustment impact on net loss per diluted share	$—	$0.08	$—	$1.68

Adjusted Net income (loss)	(3,661)	3,088	(10,190)	(885)
Adjusted Net income (loss) per diluted share	$(0.30)	$0.25	$(0.83)	$(0.07)

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2017 and 2018 are as follows.

	2017
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$93,355	$103,112	$97,977	$100,765
Gross profit	10,487	9,788	3,662	5,773
Net income (loss)	(672)	(1,890)	(3,967)	(3,661)
Net income (loss) per share:
Basic	$ (0.06)	$ (0.15)	$ (0.32)	$ (0.30)
Diluted	$ (0.06)	$ (0.15)	$ (0.32)	$ (0.30)

	2018
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$89,693	$110,206	$113,114	$122,313
Gross profit	7,010	11,452	13,270	15,946
Net income (loss)	(22,526)	(2,068)	713	2,130
Net income (loss) per share:
Basic	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17
Diluted	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17